Exhibit 10.17
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MINING LEASE AND SUBLEASE

THIS MINING LEASE AND SUBLEASE ("Agreement") is dated and effective this 31st day of July, 2003, by and between NEWMONT USA LIMITED, a Delaware corporation, doing business as NEWMONT MINING CORPORATION ("Newmont"), QUINCY RESOURCES, INC., a Nevada corporation ("Quincy"), and PLATORO WEST INCORPORATED, a Nevada corporation ("Platoro").

RECITALS

A. Newmont leases certain lands described in Part 1 of Exhibit A attached hereto (the "Leased Lands") and owns those unpatented mining claims described in Part 2 of Exhibit A (the "Claims"). The Leased Lands and Claims are collectively referred to herein as the "Newmont Property."

B. Newmont desires to lease, sublease, or assign to Quincy, and Quincy and Platoro desire that Quincy lease, sublease or otherwise acquire from Newmont, Newmonts interest in the Newmont Property subject to the terms and conditions of this Agreement.

THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Newmont, Quincy and Platoro agree as follows:

AGREEMENT

1. Grant.

(a) Newmont leases exclusively to Quincy, until this Agreement is terminated, all of Newmonts right, title and interest in and to the Claims.

(b) Newmont subleases exclusively to Quincy, until this Agreement is terminated, all of Newmonts right, title and interest in the Leased Lands, subject to the terms and conditions of those leases referenced in Part 1 of Exhibit A (the "Leases"). This Agreement shall not affect Newmonts interest in any other lands and minerals covered by the Leases.

2. Work Commitment.

(a) Subject to Quincys right to terminate this Agreement pursuant to Section 10 below, Quincy shall make Expenditures (defined below) in accordance with the following schedule:

Due Date
On or before 2nd Anniversary of Agreement
On or before 3rd Anniversary of Agreement

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On or before 4th Anniversary of Agreement
On or before 5th Anniversary of Agreement
On or before 6th Anniversary of Agreement
On or before 7th Anniversary of Agreement
On or before 8th Anniversary of Agreement
On or before 9th Anniversary of Agreement
On or before 10th Anniversary of Agreement
and each Anniversary thereafter, so long as
this Agreement remains in effect.

Expenditure Amount
$25,000
An additional $25,000

An additional $50,000
An additional $50,000
An additional $50,000
An additional $ 50,000
An additional $ 50,000
An additional $ 50,000
An additional $100,000

Excess Expenditures during any 12-month period ending on an anniversary date shall be carried forward and credited against Expenditures required in the subsequent period or periods. If Quincy fails to make the required Expenditures during any 12-month period ending on an anniversary of this Agreement, it shall pay to Newmont in cash, within 30 days after that anniversary date, one hundred and fifty percent (150%) of the amount of such deficit. Upon Newmonts receipt of that payment, Quincy shall be deemed to have satisfied the Expenditure requirement for that period.

(b) For purposes of this Agreement, "Expenditures" shall mean the expenses incurred by Quincy in ascertaining the existence, location, quantity, quality or commercial value of a deposit of Minerals on or within the Newmont Property, including reclamation of such activities ("Exploration Work"), described below. For purposes of this Agreement, "Minerals" shall mean any and all metals, minerals and mineral rights of whatever kind and nature, which are included in the Newmont Property.

(i) Actual field salaries and wages (or the allocable portion thereof), including benefit costs and payroll taxes, of employees or contractors of Quincy actually performing Exploration Work;

(ii) Costs and expenses for the use of machinery, facilities, equipment and supplies required for Exploration Work;

(iii) Travel expenses and transportation of employees and contractors, materials, equipment and supplies reasonably necessary for the conduct of Exploration Work;

(iv) All payments to contractors for Exploration Work;

(v) Costs of assays, or other costs incurred to determine the quality and quantity of minerals on or within the Newmont Property;

(vi) Costs incurred to obtain permits, rights of way and other similar rights as may be incurred in connection with Exploration Work;

(vii) Costs and expenses of performing feasibility or other studies to evaluate the economic feasibility of mining on the Newmont Property;

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(viii) All taxes levied against the Newmont Property and paid by Quincy and the cost of any reclamation bonds required to be posted for reclamation of disturbance associated with Exploration Work; and

(ix) All land holding costs or fees and other necessary expenditures made to preserve in good standing the status and title of the Newmont Property.

(c) If Quincy is prevented from completing any reasonable Expenditures to satisfy an obligation under Section 2(a) above by a force majeure (the "Affected Obligation"), the Affected Obligation shall be suspended and Quincy shall not be deemed in default or liable for damages or other remedies as a result thereof for so long as Quincy is prevented from complying with the Affected Obligation by the force majeure. For purposes of this Section 2, "force majeure" shall mean any matter (whether foreseeable or unforeseeable) beyond Quincys reasonable control, including but not limited to: acts of God, unusually inclement weather, acts of war, insurrection, riots or terrorism, strikes, lock-outs or other labor disputes; inability to obtain necessary materials or obtain permits, approvals or consents within a reasonable time; damage to, destruction of, or unavoidable shut-down of necessary facilities or equipment; provided, that Quincy shall promptly notify Newmont in writing of the existence of any event of force majeure, and shall exercise diligence and reasonable efforts to remove or overcome the cause of such inability to undertake the Affected Obligation.

3. Representations and Warranties.

(a) Newmont represents and warrants that (i) except as referenced in Exhibit A hereto, it has not encumbered, mortgaged or conveyed its interest in the Newmont Property, including but not limited to conveying any royalty interest therein; and (ii) except as referenced in Section 3(c), it has no knowledge of any pending litigation or other claims challenging its title to the Newmont Property.

(b) Each party represents and warrants to the other parties that it is in good standing under the laws of the jurisdiction in which it is incorporated, and that it has all the requisite power, right and authority to enter into this Agreement, to perform its obligations under this Agreement, and to commit to this Agreement. The execution and delivery of this Agreement, and the consummation of the obligations, indemnities and payments provided herein have been duly and validly authorized by all necessary corporate or company action on the part of each party.

(c) Quincy and Platoro acknowledge that Newmont has informed them that Nevada Land and Resource Company LLC ("NLRC"), the current owner of the Leased Lands and lands subject to the Exploration Agreement (defined below), filed suit in the Second Judicial District Court for the State of Nevada in and for the County of Washoe, Case No. CV-99-05441, challenging the scope and validity of various leases, including the Leases and the Exploration Agreement. That suit, and any appeals or remand, shall be

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referred to herein as the "Lawsuit." By written order dated July 12, 2002, the District Court entered its judgment rejecting NLRCs claims that the Leases and the Exploration Agreement are void, or that they contain certain implied provisions. NLRC has appealed that order to the Nevada Supreme Court, which appeal is currently pending. All representations and warranties made by Newmont in this Agreement are subject to any future rulings of the courts in the Lawsuit. Quincy and Platoro waive any claims or causes of action against Newmont, and release Newmont from any liability arising from or relating to any such rulings. So long as this Agreement remains in effect, Quincy shall be solely responsible for complying with any additional Lease or Exploration Agreement terms applicable to the Leased Lands or Option Lands (defined below), which may be implied by the courts.

4. Feasibility Study. Prior to commencing production of Minerals from any part of the Newmont Property or any property within the Area of Interest (defined below), Quincy shall prepare and deliver to Newmont a notice that includes: (i) a Positive Feasibility Study, as defined in Exhibit B hereto covering the property on which Quincy intends to commence production, (ii) all factual data relating to the Newmont Property and Area of Interest not previously provided to Newmont, and (iii) a detailed summary of all Expenditures made by Quincy from the date of this Agreement through the date of completion of the Positive Feasibility Study.

5. Area of Interest. For purposes of this Agreement, the Area of Interest is defined as all lands within one and one-half miles of the exterior boundaries of the Newmont Property, excepting those 22 unpatented mining claims identified in Exhibit C hereto, which are currently under lease to Romios Gold Resources, Inc. a Canadian corporation ("Romios"). Provided, however, if either Quincy or Platoro, or any Affiliate of either company acquires or reacquires from Romios the leased interest in any of those claims, the subject lands shall thereafter be included in the Area of Interest, and subject to all terms of this Agreement applying to the Area of Interest. The Newmont Property and any interest that Quincy or Platoro now own or hereafter acquire within the Area of Interest are collectively referred to herein as the "Property."

6. Exploration Agreement Property. Newmont holds certain exploration and option rights on those lands described in Part 3 of Exhibit A (the "Option Lands"), pursuant to that Exploration and Option Agreement (the "Exploration Agreement") referenced therein. Those rights include an option to elect to lease those lands, pursuant to a form mining lease. In the event that Newmont obtains a mining lease under the Exploration Agreement which covers the Option Lands, those lands shall immediately thereafter become part of the Leased Lands, which are subleased under this Agreement, and shall be subject to all terms of this Agreement applicable to the Leased Lands.

7. Option.

(a) Newmont shall have an option to enter into a venture agreement with Quincy (the "Venture Option") covering the Property, including any subsequently acquired interests within the Area of Interest

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(collectively, the "Venture Property"). Newmont may exercise the Venture Option as follows:

(i) at any time during the term of this Agreement, prior to Quincy delivering to Newmont a complete notice, pursuant to Section 4 above, Newmont may elect the Venture Option by notifying Quincy in writing of such election. Within thirty (30) days after delivery of such notice, Quincy shall deliver to Newmont all factual data not previously provided to Newmont relating to the Newmont Property and Area of Interest, and a detailed summary of all Expenditures made from the date of this Agreement through the date of delivery of Newmonts notice. As its initial contribution under the Venture Agreement, Newmont shall: (a) within thirty (30) days after delivery to Newmont of such data and summary, pay to Quincy in cash, an amount equal to fifty percent (50%) of the Expenditures made by Quincy, and (b) pay all future Venture expenditures up to an amount equal to two-hundred percent (200%) of Quincys Expenditures as identified in this Section 6(a)(i);

(ii) if Newmont fails to elect the Venture Option under Section 7(a)(i) above, it may exercise the Venture Option by delivering written notice to Quincy within 60 days after delivery by Quincy of a complete notice under Section 4 above. As its initial contribution under the Venture Agreement, Newmont shall (a) within ninety (90) days of receipt of the notice from Quincy under Section 4, pay to Quincy, in cash, an amount equal to one hundred percent (100%) of the Expenditures made by Quincy through the date of completion of the Positive Feasibility Study, and (b) pay all future Venture expenditures up to an amount equal to three hundred percent (300%) of Quincys Expenditures as identified in this Section 7(a)(ii).

During completion of its initial contribution under either Section 7(a)(i) or 7(a)(ii), Newmont shall have complete discretion to determine the location, extent and timing of all work, provided that it will undertake on behalf of the Venture, work and Expenditures necessary to complete its earn-in, with reasonable diligence.

(b) If Newmont elects to exercise the Venture Option under Section 7, Newmont and Quincy shall, within ninety (90) days of Newmonts delivery of its election notice, negotiate in good faith and enter into a venture agreement (the "Venture Agreement"), covering the Venture Property and replacing this Agreement, which will generally follow the form of Rocky Mountain Mineral Law Foundation, Form 5, and will include the following terms:

(i) The initial participating interests of Newmont and Quincy shall be 51 percent and 49 percent, respectively.

(ii) Newmont shall be the manager of the Venture so long as it maintains a fifty percent (50%) or greater participating interest in the Venture. The manager of the Venture shall earn a management fee from the Venture of (i) ten percent (10%) of the Venture exploration expenditures during exploration (except for invoices exceeding $50,000.00, in which case the fee would be five percent (5%) for the amount over $50,000.00), (ii) five percent (5%) of Venture

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development expenses during mine development, and (iii) seven dollars ($7.00) per ounce of gold produced from the Venture Property during production. After production commences, the seven dollars ($7.00) per ounce management fee will be adjusted to reflect the managers actual cost experience, so that the manager makes neither a profit nor loss from being manager.

(iii) A management committee shall be formed, consisting of two representatives from each Venture party. The management committee members shall have voting rights in proportion to the parties respective participating interests. Upon completion of Newmonts initial contribution, the manager shall present work programs and budgets to the management committee for approval. In the event of a tie vote, the manager shall have the deciding vote.

(iv) After Newmonts completion of its initial contribution as prescribed in Section 7(a), the parties shall be required to fund future Venture expenditures in proportion to their participating interests. If either party elects not to contribute its proportionate share to an approved program and budget, once joint funding commences, such partys participating interest shall be subject to straight-line dilution, based upon the formula contained in the definitive Venture Agreement. If either party elects to contribute to an approved program and budget, but fails to make such contribution, the amount of dilution shall be twice the amount that would have occurred if the defaulting party initially elected not to contribute. In the event that either partys participating interest is diluted to below ten percent (10%), it shall relinquish its participating interest to the other party, in return for a one percent (1%) net smelter returns royalty, as defined in Exhibit E to this Agreement.

(v) The environmental indemnifications of Quincy and Platoro under Section 15 of this Agreement shall cease with respect to the participating interest in the Newmont Property acquired by Newmont pursuant to the Venture Option, but shall otherwise survive under the Venture Agreement.

(vi) If, after execution of the Venture Agreement, any party subsequently acquires any interest in real property within the Area of Interest, it shall notify the other party, and such other party shall have the option to have such property included as part of the Venture Property, upon payment of its proportionate share of the acquisition costs.

(d) If Newmont has not previously elected the Venture Option in accordance with Section 7(a)(i) and does not elect to exercise the Venture Option in accordance with Section 7(a)(ii), Newmont and Quincy shall within 120 days of Quincys delivery of a complete notice under Section 4, execute and deliver the following instruments: (i) Newmont and Quincy shall execute, and Newmont shall deliver to Quincy, a quit claim deed and assignment in the form of Exhibit D, conveying to Quincy all of Newmonts interest in the Newmont Property, and (ii) Quincy shall execute and deliver to Newmont a royalty deed in the

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form of Exhibit E, conveying to Newmont a royalty on all minerals produced by or on behalf of Quincy from the Property; and (iii) the parties shall terminate in writing this Agreement.

8. Property Maintenance. During the term of this Agreement, Quincy shall make such payments and filings, and conduct such assessment work, as are necessary to keep the Newmont Property in good standing, including, but not limited to payment of property taxes and any taxes relating to Quincys operations on the Newmont Property, payment of federal maintenance or rental fees for the Claims, satisfying any federal and state filing requirements for maintaining the Claims in good standing, satisfying all requirements and payments under the Leases, including any royalty obligations. Upon making any payment or filing to maintain the Newmont Property, Quincy shall promptly deliver to Newmont a copy of the documents that were filed and written evidence of any payment that was made. Quincy shall (i) pay federal maintenance fees and satisfy federal filing requirements for the Claims that are due on September 1, 2003, and deliver to Newmont written documentation of such payment and satisfaction by August 15, 2003; and (ii) satisfy all other requirements to maintain the Claims, and deliver to Newmont written documentation of such satisfaction, at least 45 days prior to the legal deadline for satisfying such requirement. If Newmont has not received such documentation by such time, Newmont may, but has no obligation to, satisfy such requirement(s), and Quincy shall promptly reimburse Newmont for the amount of any payment made by Newmont, and any related costs, plus 15% of the amount of those payments and costs.

9. Reporting. Quincy shall provide to Newmont semi-annual reports of all activities and operations conducted on or in connection with the Newmont Property and Area of Interest pursuant to this Agreement, together with copies of all factual data generated as a result of those activities or operations. Those reports shall be provided to Newmont by August 1 and February 1 of each calendar year. Each biannual report shall include details of: (i) the preceding six months activities and operations with respect to the Newmont Property and Area of Interest; (ii) exploration and ore reserve data for the previous six months; and (iii) a summary of anticipated activities for the upcoming six months. The semi-annual report required to be delivered by February 1 of each year shall be accompanied by digital factual data generated during the previous calendar year, to the extent the data exists in such format. Upon formation of a Venture, pursuant to Section 7 of this Agreement, work reports shall be prepared monthly, as directed by the management committee formed pursuant to the Venture Agreement.

10. Termination.

(a) Quincy may, at any time after completion of One Hundred Thousand Dollars ($100,000) in Expenditures, terminate this Agreement upon (i) providing Newmont 60 days written notice, and (ii) surrendering the property to Newmont free and clear of any encumbrances, and having satisfied all requirements to maintain the Newmont Property in good standing through 90 days after the effective date of termination, including, but not limited to payment of any property taxes, and any filings and payments necessary to maintain the Claims that would become due during that period.

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(b) If Quincy defaults on any of its obligations under this Agreement, including, but not limited to its obligations under Sections 2 and 12, Newmont may give Quincy written notice thereof and specify the default or defaults relied on. If Quincy has not begun to cure any such default, other than a default that may be satisfied by cash payment, within 30 days from the date of delivery of such notice and completely cured such default within a reasonable time thereafter, Newmont may terminate this Agreement by written notice to Quincy. As to any default that may be cured by cash payment, including rental, royalty, any payment to maintain the Newmont Property free of all liens or encumbrances, or any payments under Section 12(b), Newmont may terminate this Agreement if Quincy has not fully satisfied such payment obligation within 30 days of delivery of Newmonts notice of default. Such termination by Newmont shall not affect Newmonts rights to seek any other remedies under this Agreement.

(c) Upon any termination of this Agreement, Quincy shall (i) surrender the Newmont Property to Newmont, and shall deliver to Newmont a written instrument, in a form appropriate for recording and acceptable to Newmont, further evidencing such termination, and (ii) provide to Newmont copies of all factual data obtained by Quincy in conducting activities or operations on the Newmont Property, not already provided to Newmont, and (iii) promptly reclaim all disturbance caused by its activities on the Newmont Property in accordance with applicable statutory and regulatory requirements, unless Newmont agrees in writing to assume such reclamation obligations and relieve Quincy of the performance thereof.

11. Transfer of Interests, Right of First Offer.

(a) Until the fourth anniversary of this Agreement or the completion of One Hundred Thousand Dollars ($100,000) in Expenditures, whichever occurs earlier, Quincy may not sell, transfer or assign all or any part of its interest in this Agreement or the Property, to any entity, other than Platoro, an Affiliate, or a successor by merger, provided the acquiring entity agrees in writing with Newmont to assume Quincys obligations under this Agreement. For purposes of this Agreement, "Affiliate" means any person, partnership, limited liability company, Venture, corporation, or other form of enterprise which Controls, is Controlled by or under Common Control with Quincy. The terms "Control" used as a verb means the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; or (v) voting trust. The term "Control" used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

(b) If, after the fourth anniversary of this Agreement or completion of One Hundred Thousand Dollars ($100,000) in Expenditures, whichever occurs earlier, Quincy intends to transfer all or any part of its interest in this Agreement or the Property (the "Offered Property"), Quincy shall promptly notify Newmont. This notice shall specifically identify the Offered Property and shall state the price and all

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other pertinent terms and conditions of the intended transfer, on such terms as Quincy is willing to accept, which shall be for monetary consideration only. Quincy shall include with such notice all factual data in its possession pertaining to the Offered Property that was not previously provided to Newmont. Newmont shall have 30 days from the date such notice is delivered to notify Quincy whether it elects to acquire the Offered Property at the same price and on the same terms as set forth in the notice. If Newmont does elect to acquire the Offered Property, such closing shall occur within 30 days after notice of such election is delivered to Quincy. If Newmont fails to provide Quincy with notice of its election to acquire the Offered Property within such 30 days, such failure shall be deemed to be an election to not acquire the property. If Newmont elects to not acquire the Offered Property, Quincy shall have 180 days following the expiration of such period to complete the transfer of the entire Offered Property to a third party at a price and on terms no less favorable to Quincy than those set forth in its notice to Newmont. Such transfer may be made only if the transferee agrees in writing with Newmont to assume Quincys obligations under this Agreement with respect to the transferred interests; provided, however, no transfer of any interest in the Newmont Property or this Agreement shall relieve Quincy or Platoro of their obligations under this Agreement, unless Newmont otherwise agrees in writing, which agreement shall not be unreasonably withheld. This restriction applies to any subsequent transfer by any successor to Quincy (including, but not limited to any Affiliate or successor by merger). Quincy shall be entitled to sell the Offered Property for non-cash consideration only where such consideration has a monetary value equal to, or greater than the cash price at which the Offered Property was offered to Newmont. If Quincy fails to complete the transfer of the entire Offered Property to a third party within that period, Newmonts right of first refusal in the Offered Property shall be revived. Any subsequent proposal by Quincy to transfer the Offered Property, or any part thereof, shall be conducted in accordance with all of the procedures set forth in this Section. This obligation will apply to Quincy and any successor (including Affiliates or successor by merger), but shall not apply to (i) any equity offering made by Quincy, (ii) any full or partial sale of Quincy made other than to circumvent this restriction, (iii) a transfer to a wholly-owned Affiliate, (iv) a Venture to which Quincy is a party, or (v) a transfer of Quincys entire interest in the Property to Platoro, provided that the acquiring party shall agree in writing with Newmont, to assume Quincys obligations under this Agreement or any other agreement hereunder, as to the transferred interest.

(c) Newmont may sell, transfer or assign any of its interests in the Newmont Property or this Agreement, provided that the purchaser, transferee or assignee agrees in writing to assume Newmonts obligations under this Agreement relating to the transferred interest.

12. Standard of Conduct; Environmental Compliance.

(a) All activities conducted by, or on behalf of Quincy pursuant to this Agreement, shall be in compliance with the laws and regulations of the United States, the State of Nevada, and any local governmental entity with jurisdiction over the Newmont Property or activities thereon, including, but not limited to any laws

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or regulations regarding environmental protection or reclamation of the Newmont Property. Quincy shall provide Newmont with satisfactory evidence of such compliance upon Newmonts request. All operations under this Agreement shall be conducted in a good and workmanlike manner in accordance with generally accepted mining practices.

(b) Prior to conducting or authorizing surface disturbing work overlying any part of the Newmont Property, Quincy shall (i) obtain and deliver to Newmont aerial photographs of the Newmont Property documenting the physical condition of the Newmont Property and overlying surface, with the timing and extent of such photography to be coordinated with Newmonts Environmental Department, and (ii) post with Newmont (in addition to any financial sureties required by State or Federal law), cash, bond or other financial surety acceptable to Newmont, with Newmont as beneficiary or co-beneficiary, in an amount equal to Fifty Thousand Dollars ($50,000.00), which will allow Quincy to disturb up to ten (10) acres of surface overlying the Newmont Property. Thereafter, Quincy shall post with Newmont cash or a bond acceptable to Newmont, in an amount of Five Thousand Dollars ($5,000.00) for each additional acre of surface overlying the Newmont Property that will be disturbed. The amount of the financial surety to be posted with Newmont shall be reviewed annually to ensure there is a sufficient amount to cover the full costs of reclamation. To the extent such surety is inadequate, the per-acre amount of such surety shall be adjusted upward to reflect actual projected reclamation costs. Reclamation of disturbance on any fee lands within the Newmont Property shall be generally consistent with State of Nevada and Bureau of Land Management standards (whichever is stricter). Once reclamation is completed to Newmonts satisfaction, Newmont shall return such sureties to Quincy. Newmont shall not pay interest on any such surety. Platoro guarantees Quincys obligations under this Section 12.

(c) Quincy shall provide to Newmont a copy of any permit application or other permitting documents relating to activities or operations on the Newmont Property prior to submission to the applicable government entity, and Newmont shall have at least 30 days to review and comment on the same, prior to its submission to the agency.

(d) Should any unpermitted discharge, leakage, spillage, release, emission or pollution of any type occur upon, to or from the Newmont Property due to Quincys activities or possession, Quincy, at its sole expense, shall promptly clean and restore the Newmont Property to standards equal to or exceeding the standards adopted or required by any governmental body having jurisdiction over the Newmont Property and the overlying surface.

13. Audit and Inspection.

(a) Newmont shall be entitled to enter the Newmont Property and the Area of Interest for purposes of inspecting any of Quincys operations, facilities or structures at reasonable times, upon reasonable advance notice, provided that Newmont shall so enter at its own risk and shall indemnify and hold Quincy and its

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affiliates harmless against and from any and all loss, cost, damage, liability and expense (including but not limited to reasonable attorneys fees and costs) by reason of injury to Newmont or its agents or representatives, or damage to or destruction of any property of Newmont or its agents or representatives while on the Newmont Property or Area of Interest, or in such workings, facilities and structures, except to the extent that such injury, damage, or destruction is a result, in whole or in part, of the negligence of Quincy.

(b) Newmont shall not, without the prior written consent of Quincy, which shall not be unreasonably withheld, knowingly disclose to any third party data or information obtained pursuant to this Agreement which is not generally available to the public; provided, however, Newmont may disclose data or information so obtained without the consent of Quincy: (i) if required for compliance with laws, rules, regulations or orders of a governmental agency or stock exchange; (ii) to any of Newmonts contractors or consultants; (iii) to any third party to whom Newmont, in good faith, anticipates selling or assigning Newmonts interest in the Newmont Property or this Agreement; (iv) to a prospective lender; (v) to a party which Newmont or an Affiliate contemplates a merger, amalgamation or other corporate reorganization, provided, however, that any such third party to whom disclosure is made has a legitimate business need to know the disclosed information, and shall first agree in writing to protect the confidential nature of such information to the same extent Newmont is obligated under this subsection.

(c) If Newmont determines that activities or operations being conducted on the Newmont Property or overlying surface are in material non-compliance with applicable laws, regulations, ordinances or permits, Newmont may provide notice to Quincy, and Quincy shall immediately begin and promptly complete corrective action to bring such activities or operations into compliance. If, after receiving such notice, Quincy does not promptly take corrective actions to Newmonts satisfaction, Newmont may, but has no obligation to, take such actions as it deems necessary to bring Quincys operations into compliance, including, but not limited to taking over operational control of Quincys operations. Quincy shall thereafter pay to Newmont one hundred fifty percent (150%) of Newmonts costs for such actions.

14. Property As Is. Quincy and Platoro acknowledge that they have been given full access to the Newmont Property for their due diligence review. Quincy and Platoro acknowledge that the Newmont Property may have environmental and physical conditions related to prior mineral exploration or mining activities, including, but not limited to pits, adits, shafts and roads. Prior to entering into this Agreement, Quincy and Platoro have investigated the Newmont Property, including the environmental conditions on that property and the overlying surface, to their satisfaction. Quincy is leasing and subleasing the Newmont Property "as is" without warranty of any kind as to the condition, suitability or useability of the Newmont Property for any purpose, or the ability to obtain any necessary permits or authorizations to access or mine the Newmont Property. The parties intend that this "as is" provision shall be effective specifically with respect to environmental conditions, and any and all common law or statutory claims

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with respect thereto. Quincy and Platoro assume the risk of any environmental contamination, hazardous substances and other conditions on or related to the Newmont Property and overlying surface.

15. Indemnities. Quincy and Platoro shall fully indemnify, defend, release and hold harmless Newmont, its affiliates and successors, and their officers, directors, agents, and employees from and against all loss, costs, penalties, expense, damage and liability (including without limitation, loss due to injury or death, reasonable attorneys fees, expert fees and other expenses incurred in defending against litigation or administrative enforcement actions, either pending or threatened), arising out of or relating to any claim or cause of action relating in any way to conditions, operations or other activities, whether known or unknown, at, or in connection with the Newmont Property or overlying surface, including, but not limited to any environmental conditions, regardless of whether such conditions were created before or after the date of this Agreement, which arises in whole or in part under any federal, state or local law, now existing or hereafter enacted, adopted or amended, including, without limitation, any statutory or common law governing liability to third parties for personal injury or property damage. This indemnity shall survive termination of this Agreement with respect to any liabilities relating to, or arising from any activities conducted by or on behalf of Quincy or Platoro.

16. Liens. Quincy shall keep the Newmont Property free of all encumbrances, adverse claims and liens, including, but not limited to any mortgages, deeds of trust or liens for labor or materials furnished to it in its operations hereunder.

17. Insurance.

(a) Quincy shall carry at all times during the term of this Agreement, with insurance companies selected by Quincy and acceptable to Newmont, the following minimum insurance coverages:

(i) Workers compensation insurance as required by law;

(ii) Employers liability insurance with minimum limits of one million dollars ($1,000,000) for all personal injuries or death resulting from any accident or occupational disease;

(iii) Commercial General Liability and/or Umbrella Liability insurance with a limits of not less than five million dollars ($5,000,000) each occurrence covering bodily injury to or death of persons and/or loss of or damage to property;

(iv) Automobile liability insurance, covering all owned, non-owned and hired vehicles in the amount of not less than one million dollars ($1,000,000) per each occurrence.

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(b) Policies providing coverage under this Agreement shall not be subject to cancellation or material change, except on 30 days written notice to Newmont.

(c) Newmont shall be named as an additional insured on the commercial general liability policies providing coverage under this Agreement.

18. General Provisions.

(a) Notice. All notices or other communications to either party shall be in writing and shall be sufficiently given if (i) delivered in person, (ii) sent by electronic communication, with confirmation sent by registered or certified mail, return receipt requested, or (iii) sent by registered or certified mail, return receipt requested. Subject to the following sentence, all notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery, (ii) if by electronic communication, on the date of receipt of the electronic communication, and (iii) if by mail, on the date of delivery as shown on the actual receipt. If the date of such delivery or receipt is not a business day, the notice or other communication delivered or received shall be effective on the next business day ("business day" means a day, other than a Saturday, Sunday or statutory holiday observed by banks in the jurisdiction in which the intended recipient of a notice or other communication is situated.) A party may change its address from time to time by notice to the other party as indicated above. All notices to Newmont shall be addressed to:

Newmont USA Limited, d/b/a Newmont Mining Corporation
1700 Lincoln Street
Denver, CO 80203
Attn: Land Department
Telecopier No.: (303) 837-5851

With a copy to:

Newmont Capital Limited
427 Ridge Street, Suite C
Reno, Nevada 89501
Attn: Royalty Land Manager
Telecopier No.: (775) 784-8185

All notices to Quincy or Platoro shall be addressed to:

Quincy Resources Inc.
309 Center Street
Hancock, Michigan 49930
Attn: Dan Farrell
Telecopier No.: 906-482-4695

With copies to:

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Platoro West Incorporated
3619 Janlyn
Dallas, Texas 75234
Attn: William M. Sheriff
Telecopier No.: (775) 248-6646

With copies to:

(b) Inurement. All covenants, conditions, indemnities, limitations, and provisions contained in this Agreement apply to, and are binding upon the parties to this Agreement, their heirs, representatives, successors, and assigns.

(c) Implied Covenants. The only implied covenants in this Agreement are those of good faith and fair dealing.

(d) Waiver. No waiver of any provision of this Agreement, or waiver of any breach of this Agreement, shall be effective unless the waiver is in writing and is signed by the party against whom the waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other subsequent breach.

(e) Modification. No modification, variation, or amendment of this Agreement shall be effective unless it is in writing and signed by all parties to this Agreement.

(f) Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the transactions contemplated herein and supercedes any other agreement, representation, warranty, or undertaking, written or oral, including that letter agreement, dated May 30, 2003 between Newmont, Quincy and Platoro.

(g) Memorandum. A memorandum of this Agreement in the form attached as Exhibit F shall be recorded in the records of Pershing County, Nevada, promptly after execution of this Agreement. This Agreement shall not be recorded.

(h) Confidentiality of Information; Press Releases. Except for recording the Memorandum pursuant to Section 18(g) above, or any deeds delivered under Section 7(d) and as otherwise provided in this Section 18(h), the terms and conditions of this Agreement, and all data, reports, records and other information developed or acquired by any party in connection with this Agreement, shall be treated by the parties as confidential, and no party shall reveal or otherwise disclose such information to third parties without the prior written consent of the other party. This restriction shall not apply to disclosures to any Affiliate, to any public or private financing agency or institution, securities regulatory authority, to any contractors or subcontractors the parties may engage and to employees or consultants of the parties, or to any third party

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to which a party contemplates the transfer, sale, assignment, encumbrance or other disposition of their interest in the Newmont Property, or with which a party or its Affiliate contemplates a merger, amalgamation or other corporate reorganization, provided, however, that any such third party to whom disclosure is made has a legitimate business need to know the disclosed information, and shall first agree in writing to protect the confidential nature of such information at least to the same extent as the parties are obligated under this Section. In the event a party is required to disclose the terms of this Agreement to any federal, state or local government, any court, agency or department thereof, or any stock exchange or securities regulatory authority, the party so required shall immediately notify the other party of such requirement, and the proposed form and content of the disclosure. To the extent legally permissible, such notice shall be delivered at least two business days prior to the date of the disclosure. The non-disclosing party shall have the right to review and comment upon the form and content of the disclosure and to object to such disclosure to the entity seeking the information, and to seek confidential treatment of that information by the receiving entity. Before issuing any press release relating to this Agreement, the releasing party shall provide the other party three business days advance written notice, with a copy of the proposed release. The releasing party shall make any reasonable changes to the proposed release requested by the other party.

(i) Further Assurances. Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

(j) Attorneys Fees. In any litigation between the parties to this Agreement, or persons claiming under them resulting from, arising out of, or in connection with this Agreement, or the construction or enforcement thereof, the substantially prevailing party or parties shall be entitled to recover from the defaulting party or parties, all reasonable costs, expenses, attorneys fees, expert fees, and other costs of suit incurred by it in connection with such litigation, including such costs, expenses and fees incurred prior to the commencement of the litigation, in connection with any appeals, and collecting any final judgment entered therein. If a party or parties substantially prevails on some aspects of such action, but not on others, the court may apportion any award of costs and attorneys fees in such manner as it deems equitable.

(k) Construction. The section and paragraph headings contained in this Agreement are for convenience only, and shall not be used in the construction of this Agreement. The invalidity of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

(l) Currency. All references to dollars herein shall mean United States dollars.

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(m) Governing Law. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Nevada, without regard to that States conflicts of laws provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NEWMONT USA LIMITED,
d/b/a NEWMONT MINING CORPORATION

By: /s/ "Donald G. Karras"
Name:Donald G. Karras
Title:President

QUINCY RESOURCES, INC.

By: /s/ "Daniel T.Farrell"
Name: Daniel T.Farrell
Title: President

PLATORO WEST INCORPORATED

By: /s/ "William M. Sheriff"
Name: William M. Sheriff
Title: President

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STATE OF COLORADO CITY & COUNTY OF DENVER	) ) ss. )

This instrument was acknowledged before me on this ____ day of __________, 2003, by __________________, as ______________ of NEWMONT USA LIMITED, d/b/a NEWMONT MINING CORPORATION.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal the day and year first above written.

_________________________________
Notary Public
My commission expires:_____________

[S E A L]

)
) ss.
)

This instrument was acknowledged before me on this ____ day of __________, 2003 by __________________, as ______________ of QUINCY RESOURCES, INC.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal the day and year first above written.

_________________________________
Notary Public
My commission expires:_____________

[S E A L]

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)
) ss.
)

This instrument was acknowledged before me on this ____ day of __________, 2003 by __________________, as ______________ of PLATORO WEST INCORPORATED.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal the day and year first above written.

_________________________________
Notary Public
My commission expires:_____________

[S E A L]